Exhibit 10.1

May 30, 2013

Ms. Tracy Gardner

823 Walton Avenue

Mamaroneck NY 10543

Re: Employment Agreement dated as of May 1, 2013 between

dELiA*s, Inc. and Tracy Gardner (the “Agreement”)

Dear Tracy:

As discussed with the Board of Directors, the purpose of this letter agreement is to address the Company’s Chief Executive Officer transition. This constitutes the First Amendment to the Agreement (this “Amendment”). Capitalized terms used but not defined herein shall have the same meanings as in the Agreement.

1.	Executive and the Company mutually agree that effective as of June 5, 2013 in the first line of Section 3(a) of the Agreement the word “Creative” shall be deleted and replaced with the word “Executive”.

Except as amended by this Amendment, the Agreement shall remain in full force and effect without modification.

dELiA*s, Inc.

By:	/s/ Michael Zimmerman
Michael Zimmerman, Chairman

Accepted and Agreed:

/s/ Tracy Gardner
Tracy Gardner